Exhibit 2.2
CONTRIBUTION AGREEMENT
between
CYTRX CORPORATION
and
RXi PHARMACEUTICALS CORPORATION
April 30, 2007

     THIS CONTRIBUTION AGREEMENT (this “Agreement”) is dated as of April 30, 2007 and is made by and between CytRx Corporation, a Delaware corporation (“CytRx”), and RXi Pharmaceuticals Corporation, a Delaware corporation and majority-owned subsidiary of CytRx (“RXi”). CytRx and RXi are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS:
A. The Parties previously entered into a Contribution Agreement, dated as of January 8, 2007 (the “Initial Contribution Agreement”), pursuant to which CytRx assigned and contributed to RXi, and RXi assumed from CytRx, certain technology, contractual rights and obligations, and intellectual property rights relating to or useful for the conduct of the “RXi Business” (as defined therein), as well as a letter agreement, dated as of January 10, 2007 (the “Reimbursement Agreement”), under which RXi agrees to reimburse CytRx for expenses incurred by CytRx in connection with the formation and initial operations of RXi, including an allocable share of placement agent fees and other offering expenses relating to RXi fundraising activities.
B. RXi has entered into four License Agreements and an Invention Disclosure Agreement (collectively, the “UMMS Agreements”)with the University of Massachusetts Medical School (“UMMS”), each dated as of January 10, 2007, under which UMMS grants to RXi certain rights with respect to current and future UMMS proprietary technologies.
C. The UMMS Agreements may be terminated by UMMS, or will not become effective, unless and until RXi completes an “Initial Financing” (as defined therein) by a date specified.
D. RXi has entered into Scientific Advisory Board Agreements (the “SAB Agreements”) dated February 26, 2007 with each of Craig C. Mello, Gregory J. Hannon, Tariq M. Rana and Michael P. Czech (the “SAB Members”).
E. The SAB Agreements will not become effective unless and until RXi completes an “Equity Funding” (as defined therein) by a date specified.
F. RXi has entered into an Employment Agreement (the “CEO Agreement”) dated February 22, 2007, with Tod Woolf (“Woolf”)
G. CytRx now desires to assign and contribute to RXi, and RXi wishes to receive and accept, funds sufficient to satisfy the Initial Financing requirements of the UMMS Agreements and to constitute an Equity Financing under the SAB Agreements, on the terms and provisions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CytRx and RXi agree as follows:

ARTICLE 1
CONTRIBUTION OF FUNDS
     1.1 Contribution of Funds. Concurrently herewith, CytRx shall contribute to RXi for use by RXi as provided herein funds (the “Funds”) totaling Seventeen Million Dollars ($17,000,000), against RXi’s delivery to CytRx of the RXi Shares (as defined in Section 1.2). Of the Funds, Two Million Dollars ($2,000,000) (the “Estimated Reimbursement Amount”) shall be retained by CytRx as satisfaction, in full, of all of RXi’s current liabilities to CytRx under the Reimbursement Agreement, subject to Section 1.3. The remainder of Fifteen Million Dollars ($15,000,000) shall be paid to RXi by wire transfer to an account of RXi or its agent designated by RXi for this purpose.
     1.2 Consideration. In consideration of CytRx’s contribution to RXi of the Funds as provided in Section 1.1, RXi shall issue and deliver to CytRx 1,838 shares (the “RXi Shares”) of the common stock, par value $.0001 per share (“RXi Common Stock”), of RXi, which, when aggregated with the 4,153 shares of RXi Common Stock held by CytRx on the date hereof, shall represent approximately 89.4% of the issued and outstanding shares of RXi Common Stock immediately following such issuance of the RXi Shares. CytRx acknowledges that the certificates representing the RXi Shares will contain customary legends regarding restrictions on transferability under federal and state securities laws.
     1.3 Final Reimbursement Amount. The Estimated Reimbursement Amount represents the estimated amount owing by RXi to CytRx under the Reimbursement Agreement as of the date hereof. CytRx and RXi shall undertake as soon as possible after the date hereof, and in any event within 60 days after the date hereof, to determine the actual amount owing by RXi to CytRx. To the extent the actual amount finally determined to be owing to CytRx (the “Final Reimbursement Amount”) is less than the Estimated Reimbursement Amount, CytRx shall promptly surrender to RXi for cancellation the number of the RXi Shares (rounded to the nearest whole number of RXi shares) determined by dividing by $9,249.18 the excess of the Estimated Reimbursement Amount over the Final Reimbursement Amount. To the extent that the Final Reimbursement Amount exceeds the Estimated Reimbursement Amount, RXi shall promptly issue and deliver to CytRx the number of additional shares of RXi Common Stock (rounded to the nearest whole number of shares) determined by dividing by $9,249.18 the excess of the Final Reimbursement Amount over the Estimated Reimbursement Amount.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF CYTRX
     As a material inducement to RXi to enter into this Agreement, CytRx hereby represents and warrants to RXi that:
     2.1 Organization and Qualification. CytRx is a corporation, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

     2.2 Authorization. The execution, delivery and performance of this Agreement by CytRx have been duly authorized by all necessary corporate action on the part of CytRx.
     2.3 Representations Regarding the RXi Shares.
          (a) CytRx is acquiring the RXi Shares for its own account, for investment and not for, with a view to, or in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that the foregoing shall not be in derogation of any of CytRx’s obligations under the UMMS Agreements, or otherwise, to reduce its ownership of RXi Common Stock following the Initial Financing.
          (b) CytRx understands that the RXi Shares have not been, and will not be, registered under the Securities Act or any state securities law, by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and such laws, that the RXi Shares must be held indefinitely unless they are subsequently registered under the Securities Act and such laws or a subsequent disposition thereof is exempt from registration, that the certificates for the Shares shall bear a legend to such effect, and that appropriate stop transfer instructions may be issued. CytRx further understands that such exemption depends upon, among other things, the bona fide nature of CytRx’s investment intent expressed herein.
          (c) CytRx understands the meaning of the term “accredited investor” as used in Regulation D promulgated under the Securities Act and represents and warrants to RXi that it is an “accredited investor” for purposes of acquiring the RXi Shares hereunder.
          (d) CytRx has sufficient knowledge and experience in business and financial matters and with respect to investment in securities of privately held companies so as to enable it to analyze and evaluate the merits and risks of the investment contemplated hereby and is capable of protecting its interest in connection with this transaction. CytRx is able to bear the economic risk of such investment, including a complete loss of the investment.
          (e) CytRx acknowledges that it and its representatives have had the opportunity to ask questions and receive answers from officers and representatives of RXi concerning RXi and its business and the transactions contemplated by this Agreement and to obtain any additional information which RXi possesses or can acquire that is necessary to verify the accuracy of the information regarding RXi herein set forth or otherwise desired in connection with its acquisition of the Shares hereunder.
          (f) CytRx understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to CytRx) promulgated by the Securities and Exchange Commission under the Securities Act depends upon the satisfaction of various conditions, and that such exemption is not currently available.
     2.4 Disclaimer. CytRx has not made, and shall not be deemed to have made, to RXi any representation or warranty other than as expressly set forth in this Article 2.

ARTICLE 3
REPRESENTATIONS, WARRANTIES AND COVENANTS OF RXi
     In order to induce CytRx to enter into this Agreement, RXi hereby represents and warrants to CytRx that:
     3.1 Organization and Qualification. RXi is a corporation, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.
     3.2 Authorization. The execution, delivery and performance by RXi of this Agreement have been duly authorized by all necessary corporate action on the part of RXi.
     3.3 Capitalization. Immediately following the issuance and delivery hereunder of the RXi Shares, the authorized capital stock of RXi shall consist of 1,000,000 shares of RXi Common Stock, of which 6,703 shares, including the RXi Shares, shall be issued and outstanding and zero shares shall be reserved for issuance upon exercise of outstanding stock options of RXi (the “Options”) and 259 shares shall be reserved for issuance to UMMS as provided in the UMMS Agreements. Except for the Options and the UMMS Agreements and obligations to issue stock options pursuant to the SAB Agreements and other employment and consulting agreements entered into by RXi in the ordinary course of business prior to the date hereof, there are no outstanding subscriptions, option, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating RXi to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of RXi or obligating RXi to grant, extend or enter into any such agreement or commitment. There are no outstanding stock appreciation rights or similar derivative securities or rights of RXi. Other than the letter agreement, dated January 10, 2007, between CytRx and UMMS and the letter agreement, dated February 15, 2007, among RXi, CytRx and the other current stockholders of RXi as such letter agreements pertain to shares of RXi Common Stock held by CytRx and its “Affiliates” (as defined), there are no voting trusts, irrevocable proxies or other agreements or understandings to which RXi is a party or is bound with respect to the voting of any shares of capital stock of RXi.
     3.4 Issuance of the RXi Shares. The issuance and delivery of the RXi Shares in accordance with this Agreement have been duly authorized by all necessary corporate action on the part of RXi. The RXi Shares, when so issued and delivered against payment therefor in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and non-assessable.
     3.5 Permits. All of the approvals, authorizations, permit, licenses, waivers, filings and consents required to be made, obtained or given by RXi to accomplish the transactions contemplated by this Agreement have been made or obtained by RXi, unless the failure to obtain any such approval, authorization, permit, license, waiver, filing or consent would not, individually or collectively, reasonably be expected to materially adversely affect CytRx or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to CytRx.
     3.6 Contracts and Agreements.
          (a) With respect to each UMMS Agreement (i) such UMMS Agreement has not been terminated by RXi, nor has RXi received written notice of termination thereof by UMMS and is legal, valid, binding, enforceable and in full force and effect with respect to RXi and, to the knowledge of RXi, UMMS, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) neither RXi nor, to RXi’s knowledge, UMMS is in material breach or violation of or in material default in the performance or observance of any term or provision of such UMMS Agreement, and, to the knowledge of RXi, no event has occurred which, with lapse of time or action by a third party, would result in a default under such UMMS Agreement.
          (b) With respect to each SAB Agreement (i) such SAB Agreement has not been terminated by RXi, nor has RXi received written notice of termination thereof by the applicable SAB Member and is legal, valid, binding and enforceable and in full force and effect with respect to RXi and, to the knowledge of RXi, the applicable SAB Member, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (ii) neither RXi nor, to RXi’s knowledge, any SAB Member is in material breach or violation of or in material default in the performance or observance of any term or provision of such SAB Agreement, and, to the knowledge of RXi, no event has occurred which, with lapse of time or action by a third party, would result in a default under such SAB Agreement.
          (c) Except for the UMMS Agreements, the RXi-CSHL License Agreement dated as of March 15, 2007 between RXi and Cold Spring Harbor Laboratory, the SAB Agreements, the CEO Agreement and other agreements between RXi and its employees and contracts and agreements between CytRx and RXi, RXi is not party to or bound by any contract, agreement, arrangement or understanding of the sort described in Item 601(a)(10) of Reg. S-K under the Securities Act.
          (d) Other than its liabilities and obligations under the UMMS Agreements, the SAB Agreements, the CEO Agreement and other employment and consulting agreements to which RXi is a party and contracts and agreements between CytRx and RXi, RXi has no liabilities or obligations other than liabilities and obligations incurred in the ordinary course of the RXi Business (as defined in the Initial Contribution Agreement), none of which is material, individually or in the aggregate.

ARTICLE 4
CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES
     4.1 Further Assurances. Each of CytRx and RXi agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things that may be necessary, or that the other Party hereto may at any time and from time to time reasonably request, in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.
ARTICLE 5
MISCELLANEOUS
     5.1 Registration Rights. The terms of Exhibit A hereto are incorporated into this Agreement as if set forth fully herein. The terms of Exhibit A hereto supersede and replace in their entirety the terms of Exhibit A to the Contribution Agreement between CytRx and RXi dated as of January 8, 2007 (the “Old Registration Rights”), and the Old Registration Rights shall have no force and effect after the date hereof.
     5.2 Entire Agreement. This Agreement, together with Exhibit A hereto, constitutes, on and as of the date hereof, the entire agreement of CytRx and RXi with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between CytRx and RXi with respect to such subject matter are hereby superseded in their entirety.
     5.3 No Implied Waivers; Rights Cumulative. No failure on the part of CytRx or RXi to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.
     5.4 Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by CytRx or RXi therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Party against whom enforcement of such amendment is sought, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Party against whom enforcement of such variation, contradiction or explanation is sought.

     5.5 Successors and Assigns; Third-Party Beneficiaries. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, CytRx, RXi and their respective successors and assigns. This Agreement is for the sole benefit of the parties and their permitted successors and assignees no other provision of this Agreement will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.
     5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.
     5.7 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.
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     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their respective corporate names by their respective authorized representatives as of the date first set forth above.

CYTRX CORPORATION
By:	/s/ Steven A. Kriegsman
Steven A. Kriegsman
Chief Executive Officer

RXi PHARMACEUTICALS CORPORATION
By:	/s/ Tod Woolf
Tod Woolf, Ph.D.
President